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02 2019 01 2019 04 2018 03 2018 02 2018 01 2018 04 2017 03 2017 02 2017 01 2017 04 2016 03 2016 02 2016 01 2016 04 2015 03 2015 02 2015 01 2015 04 2014 03 2014 02 2014 01 2014 04 2013 03 2013 02 2013 01 2013 0.0% 0.0% 11.3% 1.0% 0.0% 30.3% 30.9% 7.6% 12.2% 24.3% 0.7% 0.0% 3.9% 0.0% 0.0% 1.6% 0.0% 0.3% 8.3% 8.1% 13.0% 16.5% 9.6% 17.1% 19.9% 0.0% 17.8% 7.4% 18.6% 4.3% 0.0% 4.7% 5.0% 13.2% 10.9% 0.0% 0.0% 4.3% 10.3% 10.9% 12.5% 3.3% 0.0% 16.7% 11.1% 6.7% 6.1% 0.0% 0.0% 8.8% 20.0% 6.7% 0.0% 0.0% 1.2% 11.3% 9.6% 2.1% 5.0% 0.0% 1.0% 8.1% 10.4% 6.7% 0.5% 0.0% 0.0% 7.0% 12.5% 4.3% 0.0% 0.0% 0.0% 1.1% 3.8% 7.9% 7.9% 11.2% 1.8% 0.0% 3.0% 6.3% 11.2% 13.6% 5.1% 12.0% 20.0% 13.3% 12.3% 1.0% 0.0% 1.4% 7.7% 10.8% 5.5% 11.9% 18.6% 11.4% 7.9% 20.0% 18.2% 10.0% 0.0% 0.0% 0.0% 0.0% 0.0% 0.0% 0.0% 0.0% 13.3% 16.4% 11.7% 1.5% 0.0% 0.0% 0.0% 0.0% 0.0% 5.8% 12.7% 0.0% 0.0% 0.3% 0.0% 0.2% 3.1% 0.0% 6.2% 16.8% 30.2% 32.3% 0.0% 5.4% 2.6% 1.9% 5.9% 18.3% 2.2% 0.0% 0.3% 19.8% 21.1% 33.1% 10.3% 9.9% 18.0% 39.4% 38.5% 35.8% 24.4% 0.1% 0.7% 0.8% 26.3% 13.8% 29.1% 15.5% 4.2% 2.4% 0.0% 0.2% 3.9% 14.0% 4.4% 0.0% 12.7% 27.6% 31.1% 1.1% 18.6% 3.4% 2.7% 0.8% 0.2% 0.0% 16.9% 22.8% 4.4% 0.4% 0.0% 20.0% 0.4% 0.0% 5.2% 11.7% 4.7% 0.5% 0.0% 0.0% 0.0% 8.1% 15.0% 13.3% 5.0% 0.0% 0.0% 1.6% 0.9% 0.0% 0.0% 0.0% 5.0% 12.3% 9.1% 5.1% 4.4% 7.7% 3.3% 2.9% 0.0% 0.0% 0.5% 11.5% 18.1% 16.9% 7.8% 0.1% 2.4% 1.3% 0.0% 0.0% 0.0% 0.0% 0.9% 0.0% 1.4% 15.4% 2.6% 0.0% 0.0% 0.0% 0.0% 3.2% 5.0% 6.5% 0.0% 0.0% 0.0% 1.8% 0.7% 0.0% 4.0% 0.4% 6.6% 8.8% 8.3% 1.7% 3.3% 3.3% 3.3% 0.0% 1.7% 3.3% 5.0% 0.0% 0.0% 0.0% 0.0% 5.0% 5.7% 3.7% 11.5% 14.0% 2.4% 0.0% 2.2% 1.5% 0.0% 0.0% 0.0% 3.4% 3.8% 0.5% 0.0% 0.0% 1.5% 7.6% 4.4% 16.6% 11.7% 0.9% 0.0% 0.0% 11.0% 6.4% 5.7% 16.7% 6.7% 0.2% 14.9% 8.6% 6.0% 0.0% 7.3% 1.6% 4.1% 8.7% 11.4% 5.8% 4.9% 0.0% 0.7% 0.0% 0.0% 2.1% 1.6% 1.8% 0.3% 0.2% 0.0% 0.0% 0.8% 0.0% 0.0% 5.0% 4.0% 1.3% 0.0% 0.0% 0.0% 0.0% 3.3% 0.0% 0.2% 0.8% 0.8% 3.2% 1.7% 0.0% 0.0% 0.3% 0.8% 0.0% 0.8% 0.0% 0.8% 2.2% 0.0% 15.1% 38.3% 38.3% 50.0% 23.6% 3.9% 0.0% 18.2% 42.5% 32.2% 5.2% 4.6% 44.7% 41.8% 50.0% 39.6% 19.1% 15.8% 0.0% 5.1% 24.3% 50.0% 49.8% 3.4% 7.0% Risks related to the index Please review carefully these risk factors, and any nsk factors in an offering document for any security or financial instrument referencing the Index, before making any investment. S&P, the Index Calculation Agent, may adjust the Index in a way that affects its level, and S&P has no obl1gat1on to consider your interests. The Index may not be successful and may not outperform any alternative strategy that might be employed 1n respect of the ETFs or achieve its target volatility. The Index has a limited operating history and may perform in unanticipated ways The ETFs composing the Index may be replaced by a substitute ETF in certain extraordinary events. The Index may perform poorly during periods characterized by short-term volatility. An investment linked to the Index carries the risks associated with the Index's momentum investment strategy The Index may be partially uninvested. Correlation of performances among the ETFs may reduce the performance of the Index. The Index is subject to market risks Changes in the value of the ETFs may offset each other The level of the Index will inc lude the deduction of a change in the ICE LI BOR USD 3 Month interest rate and a fee. The Index comprises notional assets.

Important Information Any information relating to performance contained in these materials prior to March 15, 2017 is illustrative only. No assurance 1s given that any indicative returns, performance or results, whethe r historical or hypothetical, will be achieved Any specific terms or methodology remains subject to change, and HSBC underta kes no duty to update this information. This document may be amended, superseded or replaced in its entirety by a subsequent term sheet, disclosure or prospectus supplement. and/or offering circular or similar document and the documents referred to therein. In the event of a ny inconsistency between the information presented herein and any such term sheet, disclosure or prospectus supplement. and/or offering circular or similar document. such term sheet. disclosure or prospectus supplement, and/or offering circular or similar document shall govern . Use of simulated returns Any historical performance information included in this document prior to March 15, 2017 represents only hypothetical historical results. You should note that the index constituents have not traded together in the manner shown in the composite hypothetical historical results. No representation is being made that the ndices will achieve a performance record similar to that shown. In fact. there may often be sharp differences between hypothetical performance and actual perfor mance. Back-testing and other statistical ana lysis material provided to you in connection with the explanations of the potential returns associated with an investment in the Index use simulated analysis and hypothetical assumpt ions in order to illustrate the manner in which the Index may have performed 1n periods prior to the actual existence of the Index. The hypothetical back-tested annualized performance and annualized volatility of the Index have inherent limitations. These performance and volatility results were achieved by means of a retroactive application of a back-tested volatility model designed with the benefit of hindsight. All hypothetical levels shown have inherent limitations. Alternative modelling techniques or assumptions may produce different hypothetical information that might prove to be more appropriate and that might differ significantly from the hypothetical information set forth above. Actual annuali zed performance and volat1l1t1es may vary materially from the information shown. The results obtained from "back-testing" information should not be considered indicative of actual results that might be obtained from an investment or participation in a financial instrument or transaction referencing the Index. You should not place undue reliance on the "back-testing" information,which is provided for illustrative purposes only. HSBC provides no assurance or guarantee that the I ndex will operate or would have operated 1n the past in a manner consistent with the results presented in these materials. Hypothetical back-tested results are neither an indicator nor a guarantee of future returns. Actual results will vary, perhaps materially, from the analysis implied in the hypothetical information. You should review and consider the hypothetical information only with the full Index methodology. HSBC has filed a registration statement {including a prospectus and prospectus supplement) with the Securities and Exchange Commission for any offering to which this free writing prospectus may relate. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents HSBC has filed with the SEC for more complete informat ion about HSBC and any related offering. You may get these documents for free by visiting EDGAR on the SE C's web site at www.sec.gov. A lternatively, HSBC Securities (USA) Inc. or any dea ler participating 1n the related offering will arrange to send you the prospectus and prospectus supplement if you request them by calling toll-free 1-866-811-8049. Data sourced and calculated by Bloomberg and HSBC. HSBC Vantage5 Index (the "Index") is the exclusive property of HSBC Bank pie and its affiliates, which has contracted with S&P Opco, LLC (a subsidiary of S&P Dow Jones Indices LLCJ to administer. maintain and calculate the Index . The Index is not endorsed by S&P or its aff iliates or its third-party l1censors. inc ud ng Standard & Poor's Financial Services LLC and Dow Jones Tradema rk Holdings LLC (collectively "S&P Dow Jones Indices"). "Calculated by S&P Custom Indices " and its related stylized mark(s) are service marks of S&P Dow Jones I ndices and have been licensed for use by HSBC Bank pie and its affiliates . S&P® is a registered trademark of Standard & Poor's Fina ncial Services LLC and Dow Jones® is a registered trade mark of Dow Jones Trademark Holdings LLC. S&P Dow Jones Ind ces shall have no l1ab1l1ty for any errors or omissions 1n calculating the Index . HSBC Bank pie, as the index owner, makes no express or implied representations or warranties as to lal the advisability of purchasing or assum ing any risk in connection with any transact ion or investment linked to the Index, (b) the levels at which the Index stands at any particular time on any particular date, (c) the results to be obtained by any party from the use of the Index or any data included 1n 1t for the purposes of 1ssu1ng any financial instruments or carrying out any f1na nc1al transaction linked to the Index or (d) any other matter. Calculations may be based on information obtained from various publicly available sources. The index calculation agent has relied on these sources and has not independently verified the information extracte d from these sources and accept no responsibility or liability in respect thereof . 1 This cap can increase in increments of 10% (subject to a maximum weight of 100%) as described further in the offe ring document. IDHSBC ISSUER FREE WR ITING PROS PECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-253385 April 15, 2021